STOCKHOLDER VOTING AGREEMENT

This STOCKHOLDER VOTING AGREEMENT (this “Agreement”) is made and entered into as of November 5, 2006 by and among NAVTEQ Corporation, a Delaware corporation (the “Parent”), NAVTEQ Holdings B.V., a corporation organized under the laws of The Netherlands (“BV Sub”), NAVTEQ Holdings Delaware, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), Traffic.com, Inc., a Delaware corporation (the “Company”), and the person whose name appears on the signature page hereto as a Stockholder (the “Stockholder”) of the Company.  Capitalized terms used and not otherwise defined herein, and defined in the Merger Agreement (as defined below), shall have the respective meanings ascribed to them in the Merger Agreement.

RECITALS

WHEREAS, concurrently with the execution of this Agreement, the Company, Parent, BV Sub and Merger Sub are entering into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), pursuant to which the parties thereto have agreed, upon the terms and subject to the conditions set forth therein, to the Merger;

WHEREAS, the Stockholder is the beneficial owner of such number of shares of common stock of the Company, par value $0.01 per share (the “Company Common Stock”), set forth on the signature page hereto, and options, warrants or other rights to acquire such number of shares of Company Common Stock as set forth on the signature page hereto;

WHEREAS, the Stockholder has expressed its intention to elect to receive the Merger Consideration in respect of such Shares (as defined below) beneficially owned by such Stockholder entirely in shares of Parent Common Stock through the making of a Stock Election;

WHEREAS, as a material inducement and a condition to Parent, BV Sub and Merger Sub entering into the Merger Agreement, Parent has requested that the Stockholder agree, and the Stockholder has agreed (in the Stockholder’s capacity as such), for the benefit of Parent, BV Sub and Merger Sub, to enter into this Agreement to facilitate the consummation of the Merger;

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, BV Sub, Merger Sub and the Stockholder hereby agree as follows:

1.             Certain Definitions.  For purposes of this Agreement:

“Expiration Date” shall mean the earlier to occur of (a) such date and time as the Merger Agreement shall have been validly terminated pursuant to its terms, (b) the Effective Time, or (c) the occurrence of a Material Adverse Amendment; provided, however, that the obligations of the

Stockholder pursuant to Section 9 hereof shall survive the Expiration Date and continue for such time as provided in Section 9.

“Material Adverse Amendment” means an amendment to the Merger Agreement that (i) materially and adversely affects the Stockholder and (ii) is approved by the Company’s Board of Directors notwithstanding the fact that in such vote the Stockholder’s nominee on the Company’s Board of Directors voted against such amendment.

“Shares” means (a) all equity securities of the Company (including all shares of Company Common Stock, and all options, warrants and other rights to acquire shares of Company Common Stock) beneficially owned by the Stockholder as of the date of this Agreement and (b) all additional equity securities of the Company (including all additional options, warrants and other rights to acquire shares of Company Common Stock) of which Stockholder acquires beneficial ownership during the period commencing with the execution and delivery of this Agreement until the Expiration Date; provided, however, that nothing herein shall obligate the holder to acquire additional equity securities of the Company, by exercise of options, warrants or other rights to acquire, or otherwise.

“Voting Period” means the period commencing on the date of this Agreement and continuing until the Expiration Date.

2.             Representations and Warranties of Stockholder.  The Stockholder represents and warrants to Parent, BV Sub and Merger Sub as follows:

(a)           The Stockholder is the beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act, provided, however, that for the purposes of this Agreement, such term shall include any Shares that may be acquired more than sixty (60) days from the date hereof) of all of the Shares.  The Stockholder has sole voting power and the sole power of disposition with respect to all of the Shares, with no limitations, qualifications or restrictions on such rights (subject to applicable federal securities laws and the terms of this Agreement).  Such Shares constitute all of the Shares beneficially owned by the Stockholder.  The Shares are held by the Stockholder, or by a nominee or custodian for the benefit of the Stockholder, free and clear of all mortgages, claims, charges, liens, security interests, pledges, options, proxies, voting trusts or agreements (“Encumbrances”), except for any such Encumbrances arising hereunder and Encumbrances applicable to all securityholders alike, such as the restrictions upon resale imposed by the Securities Act.

(b)           The Stockholder has the legal capacity, power and authority, as applicable, to enter into and perform all of the Stockholder’s obligations under this Agreement.  This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes (assuming due execution and delivery of this Agreement by Parent, BV Sub and Merger Sub) a valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally or by general equitable principles.  The execution, delivery and performance of this Agreement by the Stockholder will not violate any agreement or court order to which the Stockholder is a party or is subject, including, without limitation, any voting agreement or voting trust, except for any of the foregoing as would not impair the Stockholder’s ability to perform its obligations under this Agreement in any material respect.

(c)           Except for any applicable filings under the Exchange Act, no filing with, and no permit, authorization, consent or approval of, any Governmental Authority or any other Person is required to be made or obtained by the Stockholder for the execution of this Agreement by the Stockholder, compliance by the Stockholder with the provisions hereof or performance of the Stockholder’s obligations hereunder.

(d)           The Stockholder understands and acknowledges that Parent is entering into, and causing BV Sub and Merger Sub to enter into, the Merger Agreement in reliance upon the Stockholder’s concurrent execution and delivery of this Agreement, including Parent’s reliance on the Stockholder’s representations and warranties contained herein.

3.             Representations and Warranties of the Company.  The Company hereby represents and warrants to Parent, BV Sub and Merger Sub as follows:

(a)           The Company has the corporate power and authority to enter into and perform all of its obligations under this Agreement.  This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

(b)           Except for filings under the Exchange Act, no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary for the execution of this Agreement by the Company, compliance by the Company with the provisions hereof or performance of its obligations hereunder.

4.             Representations and Warranties of Parent, BV Sub and Merger Sub.  Parent, BV Sub and Merger Sub hereby represent and warrant to the Stockholder as follows:

(a)           Parent, BV Sub and Merger Sub have the corporate power and authority to enter into and perform all of their respective obligations under this Agreement.  This Agreement has been duly and validly executed and delivered by Parent, BV Sub and Merger Sub and constitutes a valid and binding agreement of each of them, enforceable against them in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

(b)           Except for filings under the Exchange Act, no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary for the execution of this Agreement by Parent, BV Sub or Merger Sub, compliance by Parent, BV Sub and Merger Sub with the provisions hereof or performance of their obligations hereunder.

5.             Voting Agreement.

(a)           The Stockholder hereby irrevocably and unconditionally agrees that, during the Voting Period, the Stockholder shall (i) appear (in person or by proxy) at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of Company Common Stock, properly called, or otherwise cause the Shares then beneficially owned by the Stockholder to be counted as present thereat for purposes of establishing a quorum, and (ii) vote or provide a written consent with respect to all Shares (or will cause all Shares to be voted, or cause a written consent to be provided with respect to all Shares) (A) in favor of adoption and approval of the Merger Agreement and approval of the Merger, not including any Material Adverse Amendment, (B) against any action, proposal, transaction or agreement that would result, or could reasonably be expected to result, in any material respect in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, and (C) against any proposal made in opposition to, or in competition with, consummation of the Merger and the other transactions contemplated by the Merger Agreement, including any Acquisition Proposal.  In all other matters, the Shares shall be voted by and in the manner determined by the Stockholder.

(b)           Notwithstanding any other provision of this Agreement, if the Stockholder is a director or officer of the Company, it is expressly understood and agreed that this Agreement shall not limit or restrict any actions taken by the Stockholder in his or her capacity as a director or officer of the Company either (i) pursuant to Applicable Law or (ii) in exercising the Company’s rights or fulfilling the Company’s obligations under the Merger Agreement (to the extent permitted or required by the Merger Agreement).

6.             Grant of Irrevocable Proxy.  Concurrently with the execution and delivery of this Agreement, the Stockholder has delivered to Parent a proxy in the form attached hereto as Exhibit A (the “Proxy”) with respect to the Shares.  Such Proxy shall be irrevocable to the fullest extent permitted by Applicable Law and shall terminate upon the termination of this Agreement.

7.             No Solicitation.  The Stockholder shall, and shall cause its affiliates that it controls and its and its control affiliates’ respective directors, officers, employees, investment bankers, attorneys, financial and other advisors or other representatives not to, directly or indirectly, (i) solicit, initiate, knowingly encourage, or induce the making, submission or announcement of, an Acquisition Proposal, (ii) furnish to any Person (other than Parent, BV Sub, Merger Sub or any designees of Parent, BV Sub or Merger Sub) any non-public information relating to the Company or any of its Subsidiaries, or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to any Person (other than Parent, BV Sub, Merger Sub or any designees of Parent, BV Sub or Merger Sub), or take any other action intended to assist or facilitate any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal, (iii) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal (other than to notify such Person as to the existence of this provision), (iv) approve, endorse or recommend an Acquisition Proposal, (v) enter into any letter of intent, memorandum of understanding or other agreement, contract or arrangement contemplating or otherwise relating to an Acquisition

Transaction, or (vi) terminate, amend or waive any rights under any “standstill” or other similar agreement between the Stockholder and any Person (other than Parent).  The Stockholder shall immediately cease any and all existing activities, discussions or negotiations with any persons (other than Parent and its affiliates and representatives) conducted heretofore with respect to any Acquisition Proposal.  Without limiting the generality of the foregoing, the Stockholder acknowledges and hereby agrees that any violation of the restrictions set forth in this Section 7 by the Stockholder or any representatives of the Stockholder shall be deemed to be a breach of this Section 7 by the Stockholder.  The Stockholder shall not enter into any letter of intent or similar document or any agreement contemplating or otherwise relating to an Acquisition Proposal unless and until this Agreement is terminated pursuant to its terms.

8.             No Transfers During Voting Period.  The Stockholder agrees that during the Voting Period, except as expressly contemplated by the terms of this Agreement, such Stockholder shall not, directly or indirectly,  (i) sell, transfer, tender, pledge, encumber, assign or otherwise dispose of (including by merger, testamentary disposition, interspousal disposition pursuant to spousal domestic relations proceedings or otherwise, or otherwise by operation of law) (collectively, “Transfer”) any of the Shares, or enter into any contract, option or other agreement to Transfer any of the Shares, or otherwise cause or permit the Transfer of any Shares, (ii) grant any proxies or powers of attorney or enter into any voting trust or other similar agreements or arrangements with respect to any Shares; (iii) request that the Company register the Transfer of any certificate or uncertificated interest representing any of the Shares, or (iv) take any action that would have the effect of preventing, impeding, interfering with or adversely affecting its ability to perform its obligations under this Agreement.  The Stockholder hereby agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent in respect of the Shares.  Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, the Stockholder may surrender shares in connection with “cashless” or net exercise provisions of Company Options or Warrants to the extent necessary to effect exercises thereof (including the payment of any taxes required to be withheld and paid with respect to such exercises).

9.             Agreement Regarding Stock Election; Lock-Up.

(a)           The Stockholder agrees that, in connection with the consummation of the Merger, it shall elect to receive the Merger Consideration in respect of such Shares beneficially owned by such Stockholder entirely in shares of Parent Common Stock (the “Acquired Parent Shares”) through the making of a Stock Election under the Merger Agreement.  The Stockholder agrees that it shall submit one or more Form(s) of Election designating a Stock Election with respect to all of the Shares and, in the event that the Stockholder should fail to submit a Form or Form(s) of Election with such designation with respect to any or all of the Shares, the Stockholder authorizes Parent and the Exchange Agent to submit a Form or Form(s) of Election with such designation in the name and on behalf of the Stockholder.

(b)           The Stockholder agrees that from the Effective Time and continuing for a period of six (6) months following the Effective Time (the “Lock-Up Expiration Date”), such Stockholder shall not, directly or indirectly, (i) Transfer any of the Acquired Parent Shares, or enter into any contract, option or other agreement to Transfer any of the Acquired Parent Shares, or otherwise cause or permit the Transfer of any Acquired Parent Shares or (ii) request that the Company register the Transfer of any certificate or uncertificated interest representing any of the Acquired Parent Shares.  The Stockholder hereby agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent in respect of the Acquired Parent Shares.  The restrictions on transfer provided in this Section 9(b) shall be in addition to any restrictions on transfer of the Acquire Parent Shares imposed by Applicable Law.

(c)           Notwithstanding anything to the contrary contained herein, the Stockholder may Transfer Acquired Parent Shares (i) if such transfer occurs by operation of law or statutes governing the effects of a merger, (ii) as a distribution to limited partners of the Stockholder (provided, however, that such limited partners agree in writing to be bound by the applicable terms of this Section 9), (iii) at any time after Parent consummates a transaction, or enters into an agreement, that would cause or result in a Change In Control of Parent; or (iv) at any time after any agreement that imposes a Transfer restriction on Parent Acquired Shares by any other stockholder of the Company has terminated or been amended, or any rights of Parent or obligations of such stockholder under such agreement have been waived.  In addition, the Stockholder may Transfer up to that number of shares (A) not in excess of five percent (5%) of the Acquired Parent Shares beneficially owned by the Stockholder at the Effective Time if the price per share of Parent common stock as reported on the New York Stock Exchange (“NYSE”) on the date of initiation of such Transfer is not less than $40, (B) not in excess of 15 percent (15%) (including any shares Transferred pursuant to the immediately preceding clause (A)) of the Acquired Parent Shares beneficially owned by the Stockholder at the Effective Time if the price per share of Parent common stock as reported on the NYSE on the date of the initiation of such Transfer is not less than $45, and (C) not in excess of 25 percent (25%) (including any shares Transferred pursuant to the immediately preceding clauses (A) and (B)) of the Acquired Parent Shares beneficially owned by the Stockholder at the Effective Time if the price per share of Parent common stock as reported on the NYSE on the date of the initiation of such Transfer is not less than $50.  For purposes of this paragraph, “Change In Control” means (a) the direct or indirect acquisition (except for transactions described in clause (b) of this paragraph below), whether in one or a series of transactions by any person, or related persons of (i) ownership, beneficial or otherwise, of issued and outstanding shares of capital stock of a party, the result of which acquisition is that such person or such group possesses 50% or more of the combined voting power of all then-issued and outstanding capital stock of such party, or (ii) the power to elect, appoint, or cause the election or appointment of at least a majority of the members of the board of directors (or such other governing body in the event a party or any successor entity is not a corporation); (b) a merger, consolidation or other reorganization or recapitalization of a party with a person or a direct or indirect subsidiary of such person, provided that the result of such merger, consolidation or other reorganization or recapitalization, whether in one or a series of related transactions, is that the holders of the outstanding voting stock of such party immediately prior to such consummation do not possess, whether directly or indirectly, immediately after the consummation of such transaction, in excess of 50% of the combined voting power of all then-issued and outstanding stock of the merged, consolidated, reorganized or recapitalized person, its direct or indirect parent, or the surviving person of such transaction; (c) the stockholders of a party approve a plan of complete liquidation of such party; or (d) a sale or disposition, whether in one or a series of transactions, of all or substantially all of a party’s assets.

10.           Acquisition of Additional Shares.

(a)           At all times during the period commencing with the execution and delivery of this Agreement and continuing until the Expiration Date, the Stockholder shall promptly notify Parent of the number of any additional shares of Company Common Stock and the number and type of any other voting securities of the Company acquired by the Stockholder, if any, after the date hereof.  Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall obligate the Stockholder to exercise any option, warrant or other right to acquire Shares.

(b)           In the event of a stock dividend or distribution, or any change in the Shares by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, the term “Shares” shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Shares may be changed or exchanged or which are received in such transaction.

11.           No Ownership Interest.  Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Shares.  Except as provided in this Agreement, all rights, ownership and economic benefits relating to the Shares shall remain vested in and belong to the Stockholder.

12.           Disclosure.  The Stockholder hereby agrees to permit Parent to publish and disclose in the Registration Statement and the Proxy Statement/Prospectus (including all documents and schedules filed with the SEC), and in any press release or other disclosure document which Parent reasonably determines to be necessary or desirable to comply with applicable law or the rules and regulations of The New York Stock Exchange in connection with the Merger and any transactions related thereto, the Stockholder’s identity and ownership of the Shares and the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement, provided that any public announcement or disclosure is made in accordance with the terms of the Merger Agreement and the requirements of Applicable Law, subject to Parent using its reasonable best efforts to consult with the Stockholder and giving the Stockholder the right to review and comment upon any such disclosure.  In addition, the Stockholder will cooperate with Parent in connection with the filing of any Schedule 13D or amendment thereto that Parent reasonably determines is required under the Exchange Act in connection with this Agreement.

13.           Consent and Waiver.  The Stockholder hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreement or instrument to which the Stockholder is a party.  Without limiting the generality of or effect of the foregoing, the Stockholder hereby waives any and all rights to contest or object to the execution and delivery of the Merger Agreement, the actions of the Board of Directors of the Company in approving and recommending the Merger, the consummation of the Merger and the other transactions contemplated by the Merger Agreement, or to seek damages or other legal or equitable relief in connection therewith.  From and after the Effective Time, the Stockholder’s right to receive its portion of the Merger Consideration on the terms and subject to the conditions set forth in the Merger Agreement shall constitute the Stockholder’s sole and exclusive right against the Company and/or Parent or Merger Sub in respect of the Stockholder’s status as a stockholder of the Company.

14.           Confidentiality.  The Stockholder shall hold any information regarding this Agreement and the Merger in strict confidence and shall not divulge any such information to any third person (except to affiliates and to its limited partners, investment bankers, attorneys, financial and other advisors) until the Parent has publicly disclosed the Merger, except for disclosures which the Stockholder’s legal counsel advises are necessary in order to fulfill such Stockholder’s obligations imposed by law, in which event the Stockholder shall give prior notice of such disclosure to Parent as promptly as practicable.  Subject to the exception in the immediately preceding sentence, neither the Stockholder, nor any of its affiliates shall issue or cause the publication of any press release or other public announcement with respect to this Agreement, the Merger, the Merger Agreement or other transactions contemplated thereby.

15.           Termination.  This Agreement shall automatically terminate (without requirement of further action or notice) on the Expiration Date; provided, however, that the provisions of Section 9(b) shall continue in effect after the Expiration Date until the Lock-Up Expiration Date and the provisions of Section 13 and Section 16 shall continue in effect with respect to Section 9(b) until the Lock-Up Termination Date.

16.           Miscellaneous.

(a)           This Agreement may be amended, modified or supplemented only by written agreement of the parties.

(b)           Any failure of the Stockholder, on the one hand, or Parent and Merger Sub, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by Parent (with respect to any failure by the Stockholder) or the Stockholder (with respect to any failure by Parent or Merger Sub), respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.  Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 16(b).

(c)           All notices and other communications hereunder shall be in writing and shall be delivered personally by overnight courier or similar means or sent by facsimile with written confirmation of receipt, to the parties at the addresses specified below (or at such other address for a party as shall be specified by like notice. Any such notice shall be effective upon receipt, if personally delivered or on the next business day following transmittal if sent by confirmed facsimile. Notices, including oral notices, shall be delivered as follows:

if to the Stockholder, at the address set forth on the
signature page, with a copy to the address provided

thereto.

if to Parent, BV Sub or Merger Sub, to:

NAVTEQ Corporation
222 Merchandise Mart, Suite 900
Chicago, Illinois 60654
Attention:  Lawrence M. Kaplan
Facsimile:  312-894-7212

with a copy to:

Pepper Hamilton LLP
600 Fourteenth Street, N.W.
Washington, D.C. 20005
Attention:  Thomas L. Hanley
Facsimile:  202-220-1665

(d)           Neither this Agreement nor any right, interest or obligation hereunder shall be assigned by either of the parties hereto without the prior written consent of the other party. This Agreement shall be binding upon and inure to the benefit of Parent and Merger Sub and its and their successors and permitted assigns and shall be binding upon the Stockholder and the Stockholder’s heirs, successors and assigns by will or by the laws of descent. This Agreement is not intended to confer any rights or remedies hereunder upon any other person except the parties hereto.

(e)           This agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any conflicts of law provisions.

(f)            EACH PARTY HEREBY IRREVOCABLY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON, OR IN CONNECTION WITH, THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE.

(g)           Each of the parties hereto (i) irrevocably consents to the jurisdiction and venue of the Delaware Court of Chancery or any court of the United States located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Delaware Court of Chancery or, if under Applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United

States located in the State of Delaware and (iv) consents to service being made through the notice procedures set forth in
Section 16(c).  Each party hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth herein for the delivery of notices generally shall be effective service of process for any legal proceeding in connection with this Agreement or the transactions contemplated hereby.

(h)           This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(i)            In case any one or more of the provisions contained in this Agreement should be finally determined to be invalid, illegal or unenforceable in any respect against a party hereto, it shall be adjusted if possible to effect the intent of the parties.  In any event, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability shall only apply as to such party in the specific jurisdiction where such final determination shall have been made.

(j)            The section headings contained in this Agreement are solely for the purpose of reference and shall not in any way affect the meaning or interpretation of this Agreement. The word “including” shall be deemed to mean “including without limitation.”

(k)           This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein.  There are no representations, promises, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein and therein.

(l)            The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part in accordance with the terms and conditions of this Agreement to facilitate the Merger, will cause irreparable injury to the other parties, for which damages, even if available, will not be an adequate remedy.  Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.

(m)          Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy shall not preclude the exercise of any other remedy.

(n)           All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses; provided, however, that Parent shall reimburse the reasonable legal fees and expenses incurred by Stockholder up to a maximum of $20,000.

(o)           Each party to this Agreement has been represented by counsel during the preparation and execution of this Agreement, and therefore waives any rule of construction that would construe ambiguities against the party drafting the agreement.

(p)           From time to time, at the other party’s request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have signed this Stockholder Voting Agreement, in the case of each of Parent, BV Sub and Merger Sub, by its duly authorized officer, as of the date first above written.

NAVTEQ CORPORATION		NAVTEQ Holdings B.V.

By:	/s/ David B. Mullen	By:	/s/ David B. Mullen
Name:	David B. Mullen	Name:	David B. Mullen
Title:	Executive Vice President and Chief Financial Officer	Title:	Executive Vice President and Chief Financial Officer

NAVTEQ Holdings Delaware, Inc.

By:	/s/ David B. Mullen
Name:	David B. Mullen
Title:	Executive Vice President and Chief Financial Officer

COUNTERPART SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have signed this Stockholder Voting Agreement, in the case of each of Parent, BV Sub and Merger Sub, by its duly authorized officer, as of the date first above written.

TL VENTURES III, L.P. By: TL Ventures III Management L.P., its general partner By: TL Ventures III LLC, its general partner		TL VENTURES III OFFSHORE, L.P. By: TL Ventures III Offshore Partners, L.P., its general partner By: TL Ventures III Offshore Ltd., its general partner
By:	/s/ Mark J. DeNino	By:	/s/ Mark J. DeNino

TL VENTURES III INTERFUND, L.P. By: TL Ventures III LLC, its general partner		TL VENTURES IV, L.P. By: TL Ventures IV Management L.P., its general partner
By:	/s/ Mark J. DeNino	By: TL Ventures IV LLC, its general partner

		By:	/s/ Mark J. DeNino

TL VENTURES IV INTERFUND, L.P. By: TL Ventures IV LLC, its general partner
By:	/s/ Mark J. DeNino

Stockholder Address: TL Ventures 435 Devon Park Drive — Bldg. 700 Wayne, PA Attention: Mark J. DeNino Fax: 484-582-1099		with a copy to: Dechert LLP 2929 Arch Street Philadelphia, PA 19104 Attention: Henry N. Nassau, Esq. and John D. Larocca, Esq. Fax: 215-994-2222

Shares Beneficially Owned:
NUMBER OF OUTSTANDING SHARES OF COMMON STOCK BENEFICIALLY OWNED BY STOCKHOLDER:	6,913,181
NUMBER OF SHARES SUBJECT TO COMPANY OPTIONS HELD BY STOCKHOLDER:	0
NUMBER OF SHARES SUBJECT TO COMPANY WARRANTS HELD BY STOCKHOLDER:	701,140

Voting Agreement – Signature Page – Execution Copy

IRREVOCABLE PROXY

The undersigned Stockholder (the “Stockholder”) of Traffic.com, Inc., a Delaware corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints each of Judson D. Green, David Mullen and Lawrence M. Kaplan of NAVTEQ Corporation, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of the Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the “Shares”), in accordance with the terms of this Proxy.  The Shares beneficially owned by the Stockholder as of the date of this Proxy are listed on the signature page of this Proxy, along with the number(s) of the stock certificate(s) representing such Shares.  Upon the Stockholder’s execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and terminated, and the Stockholder agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date (as defined below).

This Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest and is granted pursuant to that certain Stockholder Voting Agreement of even date herewith (the “Voting Agreement”) by and among NAVTEQ Corporation, a Delaware corporation (the “Parent”), NAVTEQ Holdings B.V., a corporation organized under the laws of The Netherlands (“BV Sub”), NAVTEQ Holdings Delaware, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), the Company and the undersigned Stockholder of the Company, and is granted in consideration of Parent, BV Sub and Merger Sub entering into that certain Agreement and Plan of Merger of even date herewith (as it may hereafter be amended from time to time in accordance with the provisions thereof, the “Merger Agreement”) by and among Parent, BV Sub, Merger Sub and the Company.  The Merger Agreement provides for the merger of the Company with and into Merger Sub (the “Merger”), and Stockholder will be entitled to receive a portion of the consideration payable in connection with the Merger.  The term “Expiration Date”, as used in this Proxy, shall mean the earlier to occur of (i) such date and time as the Merger Agreement shall have been validly terminated pursuant to its terms, (ii) such date and time as the Merger shall become effective in accordance with the terms and conditions set forth in the Merger Agreement or (iii) the occurrence of a Material Adverse Amendment.  The term “Material Adverse Amendment” means an amendment to the Merger Agreement that (i) materially and adversely affects the Stockholder and (ii) is approved by the Company’s Board of Directors notwithstanding the fact that in such vote the Stockholder’s nominee on the Company’s Board of Directors voted against such amendment.

The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the Stockholder, at any time prior during the Voting Period (as defined in the Voting Agreement), to act as the Stockholder’s attorney and proxy to vote all of the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to all of the Shares (including, without limitation, the power to execute and deliver written consents) at every annual or special meeting of stockholders of the Company (and at every adjournment or postponement thereof), and in every written consent in lieu of such meeting:

(a)           in favor of the approval and adoption of the Merger Agreement and approval of the Merger, not including any Material Adverse Amendment;

(b)           against the approval of any action, proposal, transaction or agreement that would result, or could reasonably be expected to result, in any material respect in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement; and

(c)           against any proposal made in opposition to, or in competition with, consummation of the Merger and the other transactions contemplated by the Merger Agreement, including any Acquisition Proposal (as defined in the Merger Agreement).

The attorneys and proxies named above may not exercise this Proxy on any other matter except as provided in clauses (a), (b) and (c) above.  The Stockholder may vote the Shares on all other matters.  Notwithstanding anything in this Proxy to the contrary, if the Stockholder is a director or officer of the Company, nothing contained in this Proxy shall not limit or restrict any actions taken by the Stockholder in his or her capacity as a director or officer of the Company either (i) pursuant to Applicable Law or (ii) in exercising the Company’s rights or fulfilling the Company’s obligations under the Merger Agreement (to the extent permitted or required by the Merger Agreement).

Any obligation of Stockholder hereunder shall be binding upon the successors and assigns of Stockholder.

This Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

[signature page follows]

COUNTERPART SIGNATURE PAGE

IN WITNESS WHEREOF, the Stockholder has caused this Irrevocable Proxy to be duly executed as of the day and year first above written.

TL VENTURES III, L.P. By: TL Ventures III Management L.P., its general partner By: TL Ventures III LLC, its general partner		TL VENTURES III OFFSHORE, L.P. By: TL Ventures III Offshore Partners, L.P., its general partner By: TL Ventures III Offshore Ltd., its general partner
By:	/s/ Mark J. DeNino	By:	/s/ Mark J. DeNino

TL VENTURES III INTERFUND, L.P. By: TL Ventures III LLC, its general partner		TL VENTURES IV, L.P. By: TL Ventures IV Management L.P., its general partner
By:	/s/ Mark J. DeNino	By: TL Ventures IV LLC, its general partner

		By:	/s/ Mark J. DeNino

TL VENTURES IV INTERFUND, L.P. By: TL Ventures IV LLC, its general partner
By:	/s/ Mark J. DeNino

Stockholder Address: TL Ventures 435 Devon Park Drive — Bldg. 700 Wayne, PA Attention: Mark J. DeNino Fax: 484-582-1099		with a copy to: Dechert LLP 2929 Arch Street Philadelphia, PA 19104 Attention: Henry N. Nassau, Esq. and John D. Larocca, Esq. Fax: 215-994-2222

Shares Beneficially Owned:
NUMBER OF OUTSTANDING SHARES OF COMMON STOCK BENEFICIALLY OWNED BY STOCKHOLDER:	6,913,181
NUMBER OF SHARES SUBJECT TO COMPANY OPTIONS HELD BY STOCKHOLDER:	0
NUMBER OF SHARES SUBJECT TO COMPANY WARRANTS HELD BY STOCKHOLDER:	701,140